CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to references to our firm in the Prospectus Filing and under the heading “Service Providers”, “Portfolio Holdings Information” and “Financial Statements” in the Statement of Additional Information in this Pre-Effective amendment No. 1 of the Chartwell Funds’ Registration Statement under the Securities Act of 1933 (Form N-1A), filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania
May 19, 2017